Exhibit 99.1
Altra Holdings Reports 23% Year-over-Year Sales Increase
in Third Quarter 2010
Gross margins increase 270 BPS to 30% and operating margins grow 450 BPS to 10.5%;
Diluted EPS Grows to $0.25 from $0.02 in the prior year quarter;
Company raises top- and bottom-line guidance for 2010;
Distribution channel and other early-cycle markets drive demand;
Late-cycle markets continue to show improvement
BRAINTREE, Mass., November 1, 2010 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the third quarter ended October 2, 2010.
Financial Highlights
•	Third-quarter net sales increased 23% to $128.9 million compared with the prior-year third quarter.

•	Third-quarter net income was $0.25 per diluted share compared with $0.02 per diluted share in the prior-year period. Non-GAAP adjusted earnings per diluted share were $0.26 for the third quarter of 2010 compared with $0.06 in the prior year.*

•	Gross profit margin increased 270 basis points to 30.0% from the third quarter of 2009.

•	Income from operations increased 450 basis points to 10.5% of sales from the third quarter of 2009. Non-GAAP adjusted income from operations increased 400 basis points to 10.9% of sales year over year.*

•	Company raises sales and Non-GAAP adjusted earnings per share guidance on continued early-cycle demand strength, improving late-cycle outlook and strong earnings leverage.
Management Comments
“We were very pleased with the excellent results we were able to achieve in what is usually a seasonally slow quarter,” said Carl Christenson, President and CEO. “We grew sales 23% over the prior year and reported a 333% increase in non-GAAP adjusted diluted EPS to $0.26. Strong sales from our early-cycle end markets, coupled with increasing demand from our late-cycle markets drove the year-over-year revenue growth. We believe that our sales growth continues to be the result of real end-user demand as our distribution order rate remains healthy and distributors are not building a significant level of inventory. Altra’s 94% year-over-year increase in non-GAAP adjusted income from operations demonstrates the leverage we have gained as a result of our permanent cost reductions and productivity initiatives.”

Financial Results
Net sales for the third quarter of 2010 increased 23% to $128.9 million from $104.8 million in the same period of the prior year.
Income from operations for the third quarter of 2010 was $13.6 million compared with $6.3 million in the prior-year third quarter. Income from operations in the third quarter of 2010 and 2009 included restructuring charges of $0.5 million and $1.0 million, respectively. Excluding the charges in both periods, non-GAAP adjusted income from operations increased 94% to $14.1 million, or 10.9% of sales, in the third quarter of 2010 compared with $7.3 million, or 6.9% of sales, in the third quarter of 2009.
Other income was $0.3 million in the third quarter of 2010 compared with $0.4 million in the year-earlier quarter, due primarily to favorable foreign currency exchange rates.
For the third quarter of 2010, the Company reported net income of $6.6 million, or $0.25 per diluted share. This compares with net income of $0.6 million, or $0.02 per diluted share, in the prior-year third quarter. Excluding the items described above in both periods and the premium paid on the repurchase of debt in 2009, non-GAAP adjusted earnings per diluted share were $0.26 in the third quarter of 2010 compared with $0.06 in the prior-year period.
Cash and cash equivalents were $72.2 million at October 2, 2010, up 40% from year-end December 31, 2009. Free cash flow generated during the year-to-date period was $24.6 million.*
Business Outlook
“As a result of our strong third-quarter performance and the positive signs we continue to see in our end markets, we are increasing our guidance for both revenue and EPS for full year 2010. This guidance takes into consideration the inherent seasonality of our business, resulting in second-half revenues being slightly lower than the first half.”
Altra is raising its guidance and is currently forecasting 2010 sales in the range of $512 to $517 million and non-GAAP adjusted EPS of $0. 95 to $1. 00 for the full year. The Company expects capital expenditures            to be approximately $17 million as Altra continues to fund growth opportunities, and depreciation and amortization in the range of $21 to $22 million. The Company is raising its non-GAAP free cash flow projection to $25-$30 million for the full year. The Company expects its tax rate for the full year to be in the range of 29.0% to 31.0%.
“Looking further ahead, we are optimistic about our growth prospects in 2011,” said Christenson. “We expect that demand at our early-cycle markets will remain strong and that we will continue to see improvement from most of our late-cycle markets as the year progresses. Strategically, we plan to capitalize on growth opportunities in new and existing markets, increase our presence in key underpenetrated geographic regions, enter new high-growth markets and pursue strategic acquisitions. During 2010 we made great strides in increasing the profit leverage in our business model, and we will continue to focus on enhancing profitability in 2011 through our ongoing efficiency and productivity initiatives.”

Altra Holdings, Inc.

Consolidated Statements of Income Data:	Quarter Ended		Year to Date Ended
In Thousands of Dollars, except per share amounts	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$128,930	$104,766	$389,624	$341,183
Cost of sales	90,289	76,194	273,453	250,950

Gross profit	$38,641	$28,572	$116,171	$90,233
Gross profit as a percent of net sales	30.0%	27.3%	29.8%	26.4%
Selling, general & administrative expenses	22,804	19,290	65,991	60,971
Research and development expenses	1,746	1,508	5,156	4,569
Other post employment benefit plan settlement gain	—	—	—	(1,467)
Loss on disposal of assets	—	516	—	516
Restructuring expense	510	1,006	2,198	5,360

Income from operations	$13,581	$6,252	$42,826	$20,284
Income from operations as a percent of net sales	10.5%	6.0%	11.0%	5.9%
Interest expense, net	4,838	6,290	14,734	18,879
Other non-operating (income) expense, net	(272)	(371)	750	1,248

Income from continuing operations before income taxes	$9,015	$333	$27,342	$157
Provision (benefit) for income taxes	2,441	(315)	8,190	(143)

Income tax rate	27.1%	(94.6)%	30.0%	(91.1)%

Net income	$6,574	$648	$19,152	$300

Weighted Average common shares outstanding
Basic	26,414	25,961	26,364	25,940
Diluted	26,495	26,213	26,477	26,112

Net income per share
Basic	0.25	0.02	0.73	0.01
Diluted	$0.25	$0.02	$0.72	$0.01

Reconciliation of Non-GAAP Adjusted Income From Operations:

Income from operations	$13,581	$6,252	$42,826	$20,284

Restructuring charges	510	1,006	2,198	5,360
Inventory adjustment due to economic downturn	—	—	—	2,215
Other post employment benefit plan settlement gain	—	—	—	(1,467)

Non-GAAP adjusted income from operations	$14,091	$7,258	$45,024	$26,392

Reconciliation of Non-GAAP Adjusted Net Income:

Net income	$6,574	$648	$19,152	$300

Restructuring charges	510	1,006	2,198	5,360
Inventory adjustment due to economic downturn	—	—	—	2,215
Loss on sale of asset	—	—	—	225
Premium and deferred financing expense eliminated on the redeemed debt	—	429	—	501
Other post employment benefit plan settlement gain	—	—	—	(1,467)
Tax impact of above adjustments	(175) (1)	(397) (2)	(751) (3)	(2,186) (4)

Non-GAAP adjusted net income	$6,909	$1,686	$20,599	$4,948

Non-GAAP adjusted diluted earnings per share	$0.26	$0.06	$0.78	$0.19

(1)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 34.3% by the above items

(2)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 27.7% by the above items

(3)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 34.2% by the above items

(4)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 32.0% by the above items

Consolidated Balance Sheets

In Thousands of Dollars	October 2, 2010	December 31, 2009
	(Unaudited)

Assets:
Current Assets
Cash and cash equivalents	72,161	51,497
Trade Receivables, net	72,124	52,855
Inventories	80,299	71,853
Deferred income taxes	9,274	9,265
Income tax receivable	—	4,754
Assets held for sale	1,484	—
Prepaid expenses and other current assets	3,940	3,647

Total current assets	239,282	193,871
Property, plant and equipment, net	104,268	105,603
Intangible assets, net	70,892	74,905
Goodwill	78,947	78,832
Deferred income taxes	650	679
Other non-current assets, net	11,199	11,309

Total assets	$505,238	$465,199

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	36,826	27,421
Accrued payroll	17,353	12,133
Accruals and other liabilities	30,512	19,971
Deferred income taxes	7,087	7,275
Current portion of long-term debt	3,356	1,059

Total current liabilities	95,134	67,859
Long-term debt, less current portion and net of unaccreted discount and premium	213,183	216,490
Deferred income taxes	17,169	21,051
Pension liabilities	8,358	9,862
Long-term taxes payable	8,883	9,661
Other long-term liabilities	892	1,333

Total stockholders’ equity	161,619	138,943

Total liabilities and stockholders’ equity	$505,238	$465,199

	Year to Date Ended
	October 2,	September 26,
	2010	2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$19,152	$300
Adjustments to reconcile net income to net cash flows:
Depreciation	12,315	12,547
Amortization of intangible assets	3,713	4,137
Amortization and write-offs of deferred financing costs	536	1,560
Loss on foreign currency, net	270	1,092
Accretion and write-off of debt discount, net	225	621
Fixed asset impairment/disposal	441	2,563
Other post employment benefit plan settlement gain	—	(1,467)
Stock based compensation	1,670	2,273
Changes in assets and liabilities:
Trade receivables	(18,798)	13,025
Inventories	(8,687)	27,626
Accounts payable and accrued liabilities	27,429	(11,929)
Other current assets and liabilities	(752)	71
Other operating assets and liabilities	(186)	(365)

Net cash provided by operating activities	37,328	52,054

Cash flows from investing activities
Purchase of property, plant and equipment	(12,725)	(5,105)
Additional purchase price paid for acquisition	(1,177)	—

Net cash used in investing activities	(13,902)	(5,105)

Cash flows from financing activities
Payment on 11 1/4% Old Senior Notes	—	(4,950)
Payment on 9% Old Senior Secured Notes	—	(22,200)
Payments on Old Revolving Credit Agreement	—	(3,000)
Proceeds from additional borrowings under existing mortgage	—	1,467
Payment of issuance costs on 8 1/8% Senior Secured Notes	(265)	—
Shares surrendered for tax withholdings	(854)	(259)
Payment on mortgages	(481)	(524)
Payment on capital leases	(563)	(614)

Net cash used in financing activities	(2,163)	(30,080)

Effect of exchange rate changes on cash and cash equivalents	(599)	2,998

Net change in cash and cash equivalents	20,664	19,867
Cash and cash equivalents at beginning of year	51,497	52,073

Cash and cash equivalents at end of period	$72,161	$71,940

Reconciliation to free cash flow:
Net cash provided by operating activities	37,328	52,054
Purchase of property, plant and equipment	(12,725)	(5,105)

Free cash flow	$24,603	$46,949

The Company will conduct an investor conference call to discuss its unaudited third quarter financial results on Tuesday, November 2, 2010 at 11:00 AM ET. The public is invited to listen to the conference call by dialing 877-407-8293 domestically or 201-689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available after the conclusion of the call on November 2, 2010 through midnight on November 9, 2010. To listen to the replay, dial 877-660-6853 domestically or 201-612-7415 for international access, dial account # 364 then replay ID # 359424. A webcast replay also will be available at www.altramotion.com.
About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
*Discussion of Non-GAAP Financial Measures
As used in this release and the accompanying slides posted on the company’s website, non-GAAP adjusted diluted earnings per share, non-GAAP adjusted income from operations and non-GAAP adjusted net income are each calculated using either net income or income from operations that excludes premiums, discounts and interest expense associated with the extinguishment of debt, other post employment benefit plan settlement gains, restructuring costs, inventory adjustments due to the economic downturn and other income or charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP adjusted diluted earnings per share is calculated by dividing non-GAAP adjusted net income by GAAP weighted average shares outstanding (diluted).
As used in this release and the accompanying slides posted on the company’s website, non-GAAP free cash flow is calculated as cash flow from operating activities less capital expenditures.
Altra believes that the presentation of non-GAAP adjusted net income, non-GAAP adjusted income from operations, non-GAAP recurring diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those comments regarding Altra’s ability to execute its long-term growth strategy, Altra’s initiatives to invest in organic growth, seek strategic acquisitions, target key underpenetrated geographic regions, enter new high-growth markets, enhance efficiency and productivity and developing its people and processes; expectations that the demand momentum at early-cycle businesses will continue throughout 2010; encouragement that Altra may see an increase in orders from late cycle markets later this year and good sales growth in 2011; and the Company’s guidance for 2010.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) fluctuations in the costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) risks associated with compliance with environmental laws, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers, (15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage and operating covenants under our debt instruments, (19) risks associated with restrictions contained in our Senior Secured Notes, (20) risks associated with compliance with tax laws, (21) risks associated with the global recession and volatility and disruption in the global financial markets, (22) our ability to complete cost reduction actions and risks associated with such actions, (23) risks associated with implementation of our new ERP system, and (24) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com